                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /


    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /x/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                            Steel of West Virginia
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x /  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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                                            May 9, 1997



Dear Stockholder:

Don't be fooled. CPT Holdings, Inc. is acting in its own best interests, not yours. The simple fact is that CPT's proxy solicitation is designed to try to force the sale of your Company at the wrong time, for a grossly inadequate price, in order to eliminate SWVA as a competitor of CPT. Vote AGAINST CPT's proxy proposal, or simply discard CPT's blue proxy card. CPT's proxy proposal will deny you the substantial value currently being created, and will benefit only CPT.

We believe that stockholders should keep the following points in mind:

1. The CPT proposal is poorly timed and not in the best interests of current stockholders. The benefit of all future earnings growth would go to CPT, NOT current stockholders.

          Your Company's historically cyclical markets are improving. Net income for the most recent quarter was $1,545,000 ($.26 per share) as compared to $14,000 ($.00 per share) for the previous year.

          We are currently entering a significant new market, the manufactured housing market, which we believe is over 300,000 tons per year. Initial customer response has been very positive.

          The Company's expansion and modernization program, scheduled to be completed late this year, is expected to expand SWVA's range of products, improve product quality, reduce operating costs and increase the plant's rolling capacity approximately 60%, to over 420,000 tons per year.

          As a result of the above, your Company will have the capacity to generate substantially higher net income in 1998. To sell now, at the grossly inadequate price suggested by CPT, would not be in your best interests as a stockholder, since you would not benefit from future earnings growth; the benefit of all future earnings growth would go to CPT, not current stockholders.


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2.   CPT is highly leveraged and historically unprofitable.  There are no synergies to the proposed combination, only risks.


          CPT states in its proxy material that "You should know that since its acquisition by CPT in 1995, J&L has met its own debt obligations without fail." Not true. As of December 31, 1996, J&L (CPT's steel manufacturing subsidiary, with which CPT wants SWVA to merge) was not in compliance with its operating cash flow and total debt service covenants with its senior and subordinated lenders.




          CPT states in its proxy material that "CPT knows how to structure a balance sheet to support a healthy and growing company, and we have done so many times." However, as of December 31, 1996, CPT's balance sheet showed approximately $60 million of debt, and a shareholders'
          deficit of almost $10 million.   Since being purchased by CPT, J&L
          continues to lose money.


          CPT states in its proxy material that "...the companies would benefit from a combination of J&L and SWVA. We would maximize production efficiencies through improved asset utilization." In fact, there are no synergies to the proposed combination. J&L has no melt shop and a very old rolling mill. On the other hand, upon the completion of SWVA's expansion and modernization program, scheduled for late this year, your Company will operate a world-class facility capable of making in one location all of the beams (in both quantity and type) that SWVA and J&L currently produce at two sites. To date, your Company has already spent, or committed, over $19,000,000 of the $28,000,000 this program is projected to cost.

          J&L operates an old, unprofitable mill, and will, in the opinion of the Board, have great difficulty in remaining a viable competitor after completion of SWVA's expansion and modernization program. We agree with the analyst who surmised in American Metal Market that CPT's offer may have been made "in a panicky attempt to prevent Steel of West Virginia from usurping J&L Structural's market".

3.   Your Board of Directors is committed to maximizing shareholder value.

          Your Board believes that the Company's current strategy will result in substantially enhanced shareholder value.

          The proposed amendments to the Company's Certificate of Incorporation are not intended to entrench anyone, but only to discourage disruptive tactics and takeovers at unfair prices, such as that proposed by CPT.

          Your Board is fully aware of its fiduciary duty, and is always willing to meet and listen to responsible proposals. To protect the Company and its stockholders,

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          however, we require that all parties interested in making such a proposal, including CPT, execute a customary confidentiality and standstill agreement. We continue to insist upon this reasonable and customary protection.

Once again, don't be fooled. CPT is acting in its own best interests, not yours. The simple fact is that CPT is trying to force the sale of your Company at the wrong time, for a grossly inadequate price. The tactic is designed to eliminate SWVA as a competitor of CPT, and would deny you, a stockholder, the substantial value currently being created.

 -----------------------------------------------------------------------------
 |               DO NOT SIGN OR RETURN CPT'S BLUE PROXY CARD -               |
 |                           SIMPLY THROW IT AWAY                            |
 -----------------------------------------------------------------------------

The Board will continue to work in the best interests of the Company and its stockholders. Thank you for your continued support.



                                            ON BEHALF OF THE BOARD OF DIRECTORS




Any Forward Looking Statements contained herein are subject to the section on Forward Looking Statements contained in the Company's Annual Report on
Form 10-K for the year ended December 31, 1996, including the following risk factors set forth therein: the cyclical and capital intensive nature of the industry; pressure resulting from foreign and domestic competition; reduction in demand for the Company's products and industry pricing; volatility of raw material costs, especially steel scrap, resulting in reduced profit margins; excess industry capacity resulting in reduced profit margins; cost of compliance with environmental regulations; and management's estimates of niche market data. In addition, the Forward Looking Statements contained herein are also subject to the timely completion of the modernization and expansion program; the Company's ability to effectively integrate new equipment; the Company's ability to penetrate new markets; and maintenance of margins.

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                JUDGE FOR YOURSELF WHETHER CPT'S BALANCE SHEET
                  COULD SUPPORT A HEALTHY AND GROWING COMPANY



SUMMARY BALANCE SHEET COMPARISON
--------------------------------
     (In thousands)



                                              As of December 31, 1996
                                               -----------------------
                                         Steel of West            CPT
                                        Virginia, Inc.*     Holdings, Inc.**
                                        ---------------     ----------------

Total Current Assets                        $27,227             $16,151

Total Assets                                $79,299             $66,257

Total Current Liabilities                   $12,166             $15,621

Long-Term Debt                              $10,975             $57,594

Total Liabilities                           $30,292             $73,615

Retained Earnings (Accumulated Deficit)     $33,792            ($15,677)

Total Stockholders' Equity (Deficit)        $49,007             ($9,864)


RATIO ANALYSIS
--------------


Current Ratio                                2.24                  1.03

                                                               Negative
Long Term Debt/Equity                        22.4%              Equity

Long Term Debt/Total Assets                  13.8%                 86.9%




_____________________
*    Derived from the balance sheet contained in the financial statements of
     Steel of West   Virginia, Inc. in its Annual Report on Form 10-K for the
     year ended December 31, 1996.

**   Derived from the balance sheet contained in the financial statements of
     CPT Holdings,   Inc. in its Quarterly Report on Form 10-Q for the period
     ended December 31, 1996.